Exhibit 10.1

October 14, 2011

Stephen M. Bianchi

c/o HF Financial Corp.

225 South Main Avenue

Sioux Falls, South Dakota 57104

Dear Steve:

On behalf of the Board of Directors of HF Financial Corp. (the “Holding Company”) and its operating subsidiary, Home Federal Bank (the “Bank”), I am pleased to confirm our offer to serve as the Interim President and Chief Executive Officer of the Holding Company and the Bank on the terms below.

Reference is made to the Employment Agreement and the Change in Control Agreement between the Bank and Stephen M. Bianchi (the “Executive”), each dated April 26, 2010, providing for the employment of the Executive as Senior Vice President / President — Twin Cities Market (the “Employment Agreement” and the “Change in Control Agreement,” respectively). The Employment Agreement and Change in Control Agreement remain in effect and are not amended except as set forth expressly in this Letter Agreement.

1. Effective Date:	October 14, 2011

2. Title:	Interim President and Chief Executive Officer of the Bank; Interim President and Chief Executive Officer of the Holding Company.

3. Increase in Salary:

For each month in which the Executive serves as the Interim President and Chief Executive Officer for any part of such month, an additional $10,000 payment of salary, payable in accordance with the Bank’s normal payroll policies and procedures. Notwithstanding the foregoing, a minimum of $50,000 shall be paid in the aggregate under this section.

4. Term of Interim Service:

Service as Interim President and Chief Executive Officer is at the will of the Board of Directors of the Bank and the Holding Company. Upon termination of service as Interim President and Chief Executive Officer, the terms of this Letter Agreement shall no longer apply (with the exception of Section 5, below). For avoidance of doubt, termination of this Letter Agreement does not constitute termination of Executive’s employment under the Employment Agreement.

5. Extension of Contract:

Notwithstanding Section 1 of the Employment Agreement, the term of the Employment Agreement is extended to July 1, 2013, and thereafter the term of the agreement shall automatically be extended for one additional year, unless, no later than March 31 of that year, the Bank or the Employee shall have given notice that the Employment Agreement shall not be extended. This provision shall survive termination of the Letter Agreement.

6. Expense Reimbursement:

Executive is eligible to receive reimbursement for all reasonable expenses incurred in connection with travel to and residing in the Sioux Falls area during his term of service as Interim President and CEO. All expenses are to be paid upon submission of receipts for such expenses.

7. Incentive Payments:	Executive is eligible to receive incentive payments upon reaching goals to be established by the Personnel, Compensation and Benefits Committee of up to $50,000 in the aggregate for fiscal year 2012.

The Board is grateful for your dedication to the company and is confident that your talent and experience will enable you to make even more significant contributions in your new role as Interim President and CEO.

Please indicate your acceptance of this offer by signing and returning this letter to me.

Sincerely,

/s/ Thomas Van Whye
Thomas Van Whye
Chairman, Corporate Governance and
Nominating Committee

ACCEPTED AND AGREED:

/s/ Stephen M. Bianchi
Stephen M. Bianchi